                               EXHIBIT (a)(1)(vii)

                              SUMMARY ADVERTISEMENT

                  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated May 19, 2003, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

                      Notice Of Offer To Purchase For Cash
                     All Outstanding Shares Of Common Stock

                                       of

                              The Judge Group, Inc.
                Not Owned By Judge Group Acquisition Corporation

                                       at

                                 $1.05 Per Share

                                       by

                       Judge Group Acquisition Corporation

                  Judge Group Acquisition Corporation, a Pennsylvania corporation ("Purchaser"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of the Judge Group, Inc., a Pennsylvania corporation ("Judge Group"), at $1.05 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 19, 2003 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders who tender directly to StockTrans, Inc. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Tendering shareholders who hold their shares through a broker or bank should consult such institution as to whether it charges any service fees or commissions. Following consummation of the Offer, Purchaser intends to effect the Merger (as defined herein).

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD
           TIME, ON MONDAY, JUNE 16, 2003, WHICH DATE MAY BE EXTENDED.
--------------------------------------------------------------------------------

                  The Offer is conditioned on, among other things, (i) the tender of at least a majority of the outstanding Shares, excluding shares beneficially owned by Continuing Shareholders and the executive officers of Judge Group (the "Majority of the Minority Condition"), (ii) the tender of a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 80% of the outstanding Judge Group common stock (the "Minimum Tender Condition"), and (iii) the Special Committee (as defined below) not having modified or withdrawn its recommendation to shareholders. In no event may the Majority of the Minority Condition or the Minimum Tender Condition be waived. See Sections 1 "Offer-Terms of the Offer" and 11 "The Offer-Certain Conditions of the Offer" in the Offer to Purchase.

                  The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in Judge Group. If the Offer is successful Purchaser will be merged with and into Judge Group pursuant to the "short form" merger provisions of the Pennsylvania Business Corporation Law without prior notice to, or any action by, any other shareholder of Judge Group (the "Merger"). This Merger will result in each then outstanding Share (other than Shares owned by Purchaser or Continuing Shareholders, or Shares, if any, held by shareholders who are entitled to and who properly exercise dissenters' rights under Pennsylvania law) being converted into the right to receive the same amount of cash consideration paid in the Offer. See Section 8 "The Offer-Merger; Dissenters' Rights; Rule 13e-3" in the Offer to Purchase.

                  The Judge Group board of directors must file with the Securities and Exchange Commission (the "SEC") and provide Judge Group shareholders a "Solicitation/Recommendation Statement on Schedule 14D-9". The Judge Group board of directors appointed a special committee of independent directors (the "Special Committee")authorized, as appropriate, to consider and to make recommendations with respect to the Offer, including making a recommendation with respect to the position that the full Judge Group board of directors should take in connection with the Schedule 14D-9.

                  The Special Committee has recommended that shareholders tender their shares in the Offer. The Solicitation/Recommendation Statement containing additional information regarding the determination and recommendation of Judge Group's board of directors, including a discussion of the opinion of Legg Mason Wood Walker, Incorporated, (the "Fairness Opinion") delivered to the Special Committee that, as of May 16, 2003, and based on and subject to the assumptions, limitations and qualifications set forth in such Fairness Opinion, the $1.05 price per share to be received in the Offer and the Merger, considered as a single transaction, is fair from a financial point of view, to the Judge Group shareholders being asked to tender their shares. The Solicitation/Recommendation Statement is being sent to shareholders concurrently with the Offer to Purchase. All shareholders should review carefully the Schedule 14D-9 when it becomes available.

                  A discussion of the recommendation is also included in the Offer to Purchase. See "The Offer-SPECIAL FACTORS--Background of the Offer" and "The Offer-SPECIAL FACTORS--Recommendation of the Board of Directors; Fairness of the Offer and the Merger" for more detailed information.

                  Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11 "The Offer-Certain Conditions of the Offer" in the Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), Purchaser will accept for payment, and will pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4 "The Offer-Rights of Withdrawal" in the Offer to Purchase. The term "Expiration Date" means 12:00 midnight, Eastern Standard Time, on Monday, June 16, 2003, unless Purchasers shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 midnight, Eastern Standard Time, on Monday, June 16, 2003, as such period may be extended, is referred to as the "Offering Period." Subject to applicable rules of the Securities and Exchange Commission (the "SEC"), Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a Book-Entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

                  For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

                  Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 4 "The Offer-Rights of Withdrawal" in the Offer to Purchase. Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in Section 11 "The Offer-Certain Conditions of the Offer" in the Offer to Purchase and (ii) to waive any waivable condition and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and it will promptly pay for all Shares so accepted for payment. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

                  Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after the Expiration Date.

                  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for Book-Entry tender as set forth in
Section 3 "The Offer-Procedures for Tendering Shares" in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 "The Offer-Procedures for Tendering Shares" in the Offer to Purchase at any time prior to the Expiration Date.

                  If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in Section 4 "The Offer-Rights of Withdrawal" in the Offer to Purchase.

                  Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a shareholder who is a United States person whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefore. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year. The income tax discussion set forth above is included for general information only and may not be applicable to shareholders in special situations such as shareholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and shareholders who are not United States persons. Shareholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

                  The information required to be disclosed by Rule 14d-6(d)(1) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

                  A request has been made to Judge Group for the use of Judge Group's shareholder list and security position listings for the purpose of disseminating the Offer to Purchase to shareholders. Upon compliance by Judge Group with such request and Rule 14d-5 pertaining to such request, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

           THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR
        ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                  Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below and on the back cover of the Offer to Purchase. Requests for additional copies (at Purchaser's expense) of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee. Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase).

                     The Information Agent for the Offer is:

                                     [LOGO]

                                STOCKTRANS, INC.
                            Attn: Judge Tender Offer
                            44 West Lancaster Avenue
                           Ardmore, Pennsylvania 19003
                                 (610) 649-7300
                                 (800) 733-1121


                                  May 19, 2003